UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 31, 2023

TERADYNE, INC.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	001-06462	04-2272148
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Riverpark Drive, North Reading, MA	01864
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (978) 370-2700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.125 per share	TER	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of Mark E. Jagiela as Chief Executive Officer

As previously disclosed on the Current Report on Form 8-K filed November 16, 2022, Mark E. Jagiela is retiring as Chief Executive Officer of Teradyne, Inc. (“Teradyne” or the “Company”) effective February 1, 2023 (the “Retirement Date”). Mr. Jagiela is also retiring as a member of the Company’s Board of Directors effective February 1, 2023.

In connection with the retirement of Mr. Jagiela, Teradyne entered into an agreement on January 31, 2023 with Mark E. Jagiela (the “Retirement Agreement”).

The Retirement Agreement supersedes the terms of the Agreement Regarding Termination Benefits dated January 22, 2014 between Mr. Jagiela and the Company under which Mr. Jagiela was entitled to severance compensation, continued benefits and continued vesting of equity for twenty-four months from the date of severance. Under the Retirement Agreement, Mr. Jagiela’s unvested restricted stock units and stock options granted prior to his Retirement Date will continue to vest in accordance with their terms through February 1, 2026; and any vested options or options that vest during that period may be exercised for the remainder of the applicable option term. In the Retirement Agreement, Mr. Jagiela agreed to be bound by non-competition and non-solicitation restrictions through February 1, 2026 and to enter into an employment release that includes the release of rights under the Agreement Regarding Termination Benefits. The Retirement Agreement also includes additional, standard terms and conditions relating to Mr. Jagiela’s separation from the Company.

Appointment of Gregory S. Smith as Chief Executive Officer

As previously disclosed on the Current Report on Form 8-K filed November 16, 2022, the Company appointed Gregory S. Smith the Chief Executive Officer of the Company effective February 1, 2023, replacing Mark E. Jagiela. Mr. Smith also has been appointed to the Company’s Board of Directors effective February 1, 2023. Mr. Smith, 59, joined Teradyne in 2006 and has served as President of the Company since July 2022 and President of the Company’s Industrial Automation Group since 2020. Mr. Smith served as President of the Company’s Semiconductor Test Division from 2016 to 2020.

In connection with the appointment of Mr. Smith as Chief Executive Officer, on February 1, 2023, Teradyne entered into an Agreement Regarding Termination Benefits (the “Severance Agreement”) with Gregory S. Smith in connection with his appointment as Chief Executive Officer of the Company effective February 1, 2023. The term of the Severance Agreement is for a period of three (3) years beginning on the execution date and shall be extended for additional one (1) year periods unless terminated by Teradyne pursuant to the terms thereof. The Severance Agreement provides that if Mr. Smith’s employment is terminated by Teradyne for any reason other than death, disability, or cause, Mr. Smith shall receive beginning on the date his employment is terminated and continuing for a period of twenty-four (24) months: (a) a monthly severance payment equal to 1/12th of his then current annual model compensation; (b) continued health, dental and vision insurance plan coverage; and (c) Mr. Smith’s unvested, non performance-based equity awards held as of the date of termination shall continue to vest as if his employment had not been terminated. In addition, for a period of three (3) years from termination, Mr. Smith’s performance-based equity grants shall continue to vest as if his employment had not been terminated.

In consideration of the benefits provided to Mr. Smith under the Severance Agreement, Mr. Smith agreed, among other things, that: (i) for a period of three (3) years following termination, he will not directly engage in any solicitation or hiring of employees or customers of Teradyne; (ii) for a period of one (1) year following termination, he will not compete with Teradyne; and (iii) he will sign a release of any claims he has or may have against Teradyne.

The foregoing descriptions of the Retirement Agreement and Severance Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the complete text of the Retirement Agreement and Severance Agreement, copies of which the Company expects to file with its Annual Report on Form 10-K for the fiscal year ending December 31, 2022.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TERADYNE, INC.

Dated: February 3, 2023	By:	/s/ Sanjay Mehta
	Name:	Sanjay Mehta
	Title:	V.P., Chief Financial Officer and Treasurer